EXHIBIT 3(i).1

                      RESTATED CERTIFICATE OF INCORPORATION

         Specialized Health Products International, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. The name of the corporation is Specialized Health Products International, Inc. Specialized Health Products International, Inc. was originally incorporated under the name Russco, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on November 27, 1990.

         2. Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

         3. This restated Certificate of Incorporation supersedes the Original Certificate of Incorporation and all amendments thereto and the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                  ARTICLE FIRST

         NAME: The name of this corporation is Specialized Health Products International, Inc.

                                 ARTICLE SECOND

         DURATION: This corporation shall exist perpetually unless sooner dissolved by law.

                                  ARTICLE THIRD

         PURPOSES: The purpose for which this corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                 ARTICLE FOURTH

         STOCK: The total number of shares of all classes which the corporation is authorized to have outstanding is One Hundred Million (100,000,000) shares of which stock Seventy Million (70,000,000) shares in the par value of $.02 each, amounting in the aggregate to One Million Four Hundred Thousand Dollars ($1,400,000) shall be voting common stock and of which Thirty Million (30,000,000) shares in the par value of $.001 each, amounting in the aggregate to Thirty Thousand Dollars ($30,000), shall be preferred stock.

         The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series includes, but is not limited to, determination of the following:

         (1) The number of shares constituting that series and the distinctive designation of that series;

         (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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         (5)      Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         (8) Any other relative rights, preferences and limitations of that series.

                                  ARTICLE FIFTH

         PRE-EMPTIVE RIGHTS: The stockholders shall have no pre-emptive rights to acquire additional shares of the corporation.

                                  ARTICLE SIXTH

         MANAGEMENT OF THE CORPORATION'S AFFAIRS. The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The exact number of directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the corporation and may be increased or decreased as therein provided. Directors of the corporation need not be elected by ballot unless required by the Bylaws.

         The directors shall be divided into three classes. Each such class shall consist, as nearly as may be possible, of one-third of the total number of directors, and any remaining directors shall be included within such group or groups as the Board of Directors shall designate. A class of directors shall be elected for a one-year term, a class of directors for a two-year term and a class of directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal an possible, but in no case shall a decrease in the number of directors shorten the term or any incumbent director. A director may be removed from office for cause only and, subject to such removal, death, resignation, retirement or disqualification, shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified. No alteration, amendment or repeal of this Article SIXTH or the Bylaws of the corporation shall be effective to shorten the term of any director holding office at the time of such alteration, amendment or repeal, to permit any such director to be removed without cause, or to increase the number of directors in any class or in the aggregate from that existing at the time of such alteration, amendment or repeal, until the expiration of the terms of office of all directors then holding office, unless (1) in the case of this Article SIXTH, such alteration, amendment or repeal has been approved by the affirmative vote of two-thirds of the shares of stock of the corporation outstanding and entitled to vote thereon, or (ii) in the case of the Bylaws, such alteration amendment or repeal has been approved by either the affirmative vote of two-thirds of the holders of all shares of stock of the corporation outstanding and entitled to vote thereon or by a vote of the majority of the entire Board of Directors.

         To the extent that any holders of any class or series of stock other than Common Stock issued by the corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, and any such class of directors shall be in addition to the classes designated above. Any such directors so elected shall be subject to removal in such manner as may be provided by law.

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                                 ARTICLE SEVENTH

         ACTION BY STOCKHOLDERS: Action shall be taken by stockholders of the corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President of the corporation, but such special meetings may not be called by any other person or persons.

                                 ARTICLE EIGHTH

         AMENDMENT: Except as otherwise provided in this Certificate of Incorporation, the provisions of this Certificate of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any Bylaw whether adopted by them or otherwise

                                  ARTICLE NINTH

         LIMITATION OF DIRECTORS' LIABILITY: To the fullest extent permitted by the laws of the State of Delaware now or hereafter in force, no director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH shall not adversely affect any right or protection hereunder of any person respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article NINTH shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article NINTH.

                                  ARTICLE TENTH

         REGISTERED AGENT: The registered office in the State of Delaware is located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

         IN WITNESS WHEREOF. the undersigned sign and execute this Restated Certificate of Incorporation and certify to the truth of the facts herein stated and that this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of the Delaware General Corporation Law, this 6th day of November, 2001.

                                 SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.



                                 By  /s/ Paul S. Evans
                                    -----------------------------------
                                    Paul S. Evans, Secretary


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